-4-
                    NONCOMPETITION AGREEMENT


           AGREEMENT dated this 28th day of April 1995, by and among FABCON, INCORPORATED, a Minnesota corporation ("Buyer"), and THE SOMERSET GROUP, INC., an Indiana corporation ("Somerset"), PRECAST CONCRETE SYSTEMS, INC., an Indiana corporation ("PCSI"), and CONCRETE CARRIERS INC., an Indiana corporation ("CCI" and, together with Somerset and PCSI, collectively "Sellers" and individually a "Seller")


                            RECITALS

           WHEREAS, Buyer and Sellers have entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of February 20, 1995, whereby Buyer will acquire certain assets and assume certain liabilities of Sellers;

           WHEREAS, Sellers will derive substantial economic benefit from the consummation of the transactions contemplated by the Asset Purchase Agreement; and

           WHEREAS,  the execution and delivery of this Agreement
is required by the terms of the Asset Purchase Agreement and is a
condition   to   the  obligation  of  Buyer  to  consummate   the
transactions contemplated by the Asset Purchase Agreement.

           NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto agree as follows :

          1.   COVENANT NOT TO COMPETE.

           (a) Except to the extent permitted in Section 1(b) hereof with respect to the Indianapolis Facility (as defined in the Asset Purchase Agreement), each of Sellers hereby agrees that, for the period of three years from the Closing Date (as defined in the Asset Purchase Agreement), it shall not, directly or indirectly, through any person then controlling, controlled by or under common control with it (such persons being hereinafter collectively referred to as "Affiliates"), alone or in association with any other person, firm, corporation or other business organization:

                (i) engage in or have any equity interest in any business which engages in the Trade Area (as hereinafter defined) in marketing, selling, manufacturing, distributing and installing precast and prestressed concrete products and which is competitive with the Business (as defined in the Asset Purchase Agreement) as conducted on the Closing Date (a "Competing Business"). For purposes of this Agreement, an equity interest shall not include any interest which arises solely from the ownership of less than a 1%
          equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market; or

                (ii) in any way, directly or indirectly, for  the
          purpose of conducting or engaging in any competing Business, (A) call upon, solicit or otherwise do, or attempt to do, business with any customers of the Business, (B) interfere or attempt to interfere with the relationship between the Business and its customers, or (C) solicit for hire any officers or employees of Buyer engaged in the Business. For purposes of this Section, the customers of the Business shall mean persons or entities which have purchased precast/prestressed concrete products from the Business during the three year period prior to the Closing Date (as defined in the Asset Purchase Agreement).

                 Notwithstanding  any  other  provision  of  this
     Section 1(a), the restrictions contained in Section 1(a)(ii)(C) shall extend for a period of two years from the Closing Date (as defined in the Asset Purchase Agreement).

           (b) Notwithstanding the provisions of Section 1(a) hereof, nothing in this Agreement shall preclude or restrict Sellers, or any Affiliate from (i) engaging or continuing to engage in the business of marketing, selling, manufacturing, distributing or installing precast and prestressed concrete products manufactured at or in connection with the Indianapolis Facility, including without limitation marketing, selling, distributing and installing such products to or for customers of the Business, (ii) selling or otherwise disposing of the Indianapolis Facility to any person or entity; or (iii) subsequent to any such sale or other disposition of the Indianapolis Facility, acquiring or maintaining any interest (as shareholder, creditor, or otherwise) in the Indianapolis Facility or in any person or entity which owns or operates the Indianapolis Facility. However, each of Sellers agrees that, during a period of three years after the Closing Date (subject to extension pursuant to Section 2 hereof), neither it nor any Affiliate will, without the prior written consent of Buyer, market, sell, manufacture, distribute or install at or in connection with the Indianapolis Facility concrete wall panels of any width for a project in which (x) the lengths of the wall panels are installed vertically for substantially the full height of the wall sections in which they are installed, and
     (y) 60% of the wall panels in such project consist of panels described in (x) above which are identical in width. The prior written consent of Buyer described in the preceding sentence shall be deemed previously given by this Agreement with respect to the following: (a) custom architectural wall panels, individually formed and produced, and
     (b) precast concrete wall panels supplied for any project in which the Indianapolis Facility also supplies or arranges for the supply of the structural framing system for such project; provided that 90% or more of such structural framing system consists of precast concrete columns and beams. Each of Sellers acknowledges and agrees that as a condition to any sale of the Indianapolis Facility, Sellers shall obtain the agreement of the purchaser to assume and agree to comply with the terms of the restrictions described in this Section 1(b) for the remainder of the three year period referred to above, subject to the provisions contained in the preceding sentences.

           (c) The term "Trade Area" as used herein shall mean the States of Indiana, Ohio, Illinois, Michigan, Kentucky,
     Pennsylvania and West Virginia.

           2. EXTENSION OF PERIOD. The period of time during which Sellers are prohibited from engaging in certain activities pursuant to the terms of this Agreement shall be extended by the length of time during which Sellers or any Affiliate is in breach of this Agreement, as determined in any proceeding brought to enforce the terms of this Agreement.

           3. ENFORCEMENT. If the scope of this Agreement is too broad to permit enforcement to its full extent, then this Agreement shall be enforced to the maximum extent permitted by law, and Sellers hereby agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

           4. REMEDIES. Sellers acknowledge and agree that the failure by Sellers or any Affiliate from time to time to comply with the provisions of this Agreement will result in irreparable and continuing damage to Buyer for which there will be no adequate remedy available to Buyer at law and that, in addition to any damages available at law, Buyer and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this Agreement. Sellers shall be liable for attorneys' fees and other costs and expenses incurred in connection with any proceeding to enforce this Agreement in which Buyer is the prevailing party.

          5. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by Sellers. This Agreement shall inure to the benefit of Buyer and its successors and assigns, and shall be binding on and shall inure to the benefit of Sellers and their respective successors and assigns, except that this Agreement shall be binding upon and shall inure to the benefit of a purchaser of the Indianapolis Facility only to the extent provided in Section 1(b) hereof.

           6. COMPLETE AGREEMENT. This Agreement contains the complete agreement between the parties hereto with respect to the matters covered herein, and supersedes all prior and contemporaneous agreements and understandings between the parties hereto. This Agreement may be amended or modified only in writing signed by the parties.
           7. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Indiana without regard to conflict of law principles.

           8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

           9. NOTICES. All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to such other address or person as either party may specify by notice to the other):

               (i)  If to Buyer:

                    Fabcon, Incorporated
                    6111 West Highway 13
                    Savage, Minnesota 53378
                    Attention:  David W. Hanson

               (ii) If to Sellers:

                    The Somerset Group, Inc.
                    2800 First Indiana Plaza
                    135 North Pennsylvania Street
                    Indianapolis, Indiana 46204
                    Attention:  Robert H. McKinney
           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first written above.

                              FABCON, INCORPORATED


                              By
                                   Its President


                              THE SOMERSET GROUP, INC.


                              By
                                   Its


                              PRECAST CONCRETE SYSTEMS, INC.


                              By
                                   Its


                              CONCRETE CARRIERS, INC.


                              By
                                   Its



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